EXHIBIT 99.1
AMERICAN PACIFIC — News Release
Contact: Dana M. Kelley — (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2009 SECOND QUARTER RESULTS
LAS VEGAS, NEVADA, May 18, 2009 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2009 second quarter ended March 31, 2009.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL SUMMARY
Quarter Ended March 31, 2009 Compared to Quarter Ended March 31, 2008
•	Revenues increased $8.1 million, or 17%, to $56.4 million from $48.3 million.

•	Operating income increased $0.8 million to $6.2 million from $5.4 million.

•	Adjusted EBITDA increased to $10.3 million from $9.7 million.

•	Net income increased to $1.7 million from $1.6 million.

•	Diluted earnings per share increased to $0.23 from $0.22.
Six Months Ended March 31, 2009 Compared to Six Months Ended March 31, 2008
•	Revenues increased $6.9 million to $102.1 million from $95.2 million.

•	Operating income decreased $2.9 million to $9.7 million from $12.6 million.

•	Adjusted EBITDA decreased to $17.9 million from $22.1 million.

•	Net income decreased $2.3 million to $2.2 million from $4.5 million.

•	Diluted earnings per share was $0.29 compared to $0.59.
ACQUISITION
Effective October 1, 2008, we completed the acquisition of Marotta Holdings, Limitied (subsequently renamed Ampac ISP Holdings Limited) and its wholly-owned subsidiaries (collectively “AMPAC ISP Holdings”) for a cash purchase price, including direct expenses and net of cash acquired, of $6.7 million. AMPAC ISP Holdings is included in our consolidated financial statements beginning on October 1, 2008 and is a component of our Aerospace Equipment segment. We are accounting for this acquisition using the purchase method of accounting. The allocation of the purchase price among the fair values of assets acquired and liabilities assumed is preliminary as of March 31, 2009.
AMPAC ISP Holdings designs, develops and manufactures high performance valves, pressure regulators, cold-gas propulsion systems, and precision structures for space applications, especially in the European space market. These products are used on various satellites and spacecraft, as well as on the Ariane 5 launch vehicle. The business has two locations, Dublin, Ireland and Cheltenham, U.K.
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3883 HOWARD HUGHES PARKWAY • SUITE 700 • LAS VEGAS, NV 89169
PHONE (702) 735-2200 • FAX (702) 735-4876
Page 1 of Exhibit 99.1

CONSOLIDATED RESULTS OF OPERATIONS
Revenues — For our fiscal 2009 second quarter, revenues increased 17% to $56.4 million, reflecting increases of 35% and 68% in Specialty Chemicals segment and Aerospace Equipment segment revenues, respectively. For the six months ended March 31, 2009, revenues increased 7% to $102.1 million, reflecting a 22% and 62% increase in Specialty Chemicals segment and Aerospace Equipment segment revenues, offset by a 9% decline in Fine Chemicals segment revenues.
See further discussion under Segment Highlights.
Cost of Revenues and Gross Margins — For our fiscal 2009 second quarter, cost of revenues was $39.1 million compared to $31.7 million for the prior fiscal year second quarter. The consolidated gross margin percentage was 31% and 34% for our fiscal 2009 and fiscal 2008 second quarters, respectively. For the six months ended March 31, 2009, cost of revenues was $70.0 million compared to $61.2 million for the prior fiscal year period. The consolidated gross margin percentage was 31% and 36% for our fiscal 2009 and fiscal 2008 six-month periods, respectively.
One of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in revenue mix between our two largest segments. The revenue contribution by each of our segments is indicated in the following table.

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Fine Chemicals	56%	63%	51%	60%
Specialty Chemicals	31%	26%	34%	30%
Aerospace Equipment	13%	9%	13%	8%
Other Businesses	0%	2%	2%	2%

Total Revenues	100%	100%	100%	100%

In addition, consolidated gross margins for our fiscal 2009 periods reflect:
•	A decrease in Fine Chemicals segment gross margin percentage relating primarily due to manufacturing difficulties and pricing decreases on certain products.

•	Improvements in Specialty Chemicals segment gross margin percentage primarily due to a reduction in amortization expense.
See further discussion under Segment Highlights.
Operating Expenses — For our fiscal 2009 second quarter, operating expenses decreased $0.2 million to $11.1 million from $11.3 million in the second quarter of the prior fiscal year primarily as a result of:
•	A $0.4 million decrease in Fine Chemicals segment incentive compensation.

•	An increase in Aerospace Equipment segment operating expenses primarily due to additional operating expenses in the amount of $0.5 million from the acquisition of AMPAC ISP Holdings.

•	Consistent corporate expenses, primarily including increases in rent of $0.3 million, increases in acquisition evaluation expenses of $0.2 million, increases in stock-based compensation of $0.1 million, offset by a decrease of $0.5 million in incentive compensation. During the second quarter of fiscal 2009, corporate expenses include approximately $0.5 million of due diligence costs related to a proposed acquisition that we determined did not meet our investment objectives.

•	Other decreases of $0.4 million.
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Page 2 of Exhibit 99.1

For the six months ended March 31, 2009, operating expenses increased $0.9 million to $22.4 million from $21.5 million for the six months ended March 31, 2008 as a result of:
•	A $0.8 million decrease in Fine Chemicals segment operating expenses incentive compensation.

•	An increase in Aerospace Equipment segment operating expenses primarily due to additional operating expenses in the amount of $0.9 million from the acquisition of AMPAC ISP Holdings.

•	An increase in corporate expenses, primarily including increases in rent of $0.5 million, increases in audit and tax services of $0.5 million, increases in stock-based compensation of $0.3 million, offset by a decrease of $0.7 million in incentive compensation. The increase in audit and tax services is due to timing. These services were performed earlier in fiscal 2009 than in fiscal 2008.

•	Other increases of $0.3 million.
SEGMENT HIGHLIGHTS
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiary Ampac Fine Chemicals LLC (“AFC”).
Quarter Ended March 31, 2009 Compared to Quarter Ended March 31, 2008
•	Revenues were $31.7 million compared to revenues of $30.5 million.

•	Operating income of $1.4 million, or 4% of segment revenues, compared to operating income of $4.1 million, or 14% of segment revenues.

•	Segment EBITDA was $4.5 million, or 14% of segment revenues, compared to Segment EBITDA of $7.2 million, or 23% of segment revenues.
Six Months Ended March 31, 2009 Compared to Six Months Ended March 31, 2008
•	Revenues were $52.1 million compared to revenues of $57.3 million.

•	Operating income of $0.4 million compared to operating income of $8.8 million.

•	Segment EBITDA was $6.7 million, or 13% of segment revenues, compared to Segment EBITDA of $15.2 million, or 27% of segment revenues.
The increase in Fine Chemicals segment revenues for the fiscal 2009 second quarter compared to the prior fiscal year second quarter is due to a 46% increase in revenues from anti-viral products offset partially by a 38% decrease in revenues from oncology products and a 51% decrease in revenues from central nervous system products. We typically do not manufacture and sell all product offerings in each quarter. As such, the quarter over quarter variances represent changes in the timing of customer orders within the fiscal years.
For the six months ended March 31, 2009, the decrease in Fine Chemicals segment revenues, compared to the prior fiscal year six month period, reflects a decline in revenues from anti-viral products of 8%, a decline in revenues from oncology products of 7%, and a decline in revenues from central nervous system products of 22%.
Our Fine Chemicals segment reported operating income of $1.4 million for the fiscal 2009 second quarter and $0.4 million for the six months ended March 31, 2009, each representing a significant decline over the prior year periods. The decrease in operating income reflects:
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Page 3 of Exhibit 99.1

•	A decrease in the gross margin percentage of approximately twelve points for the fiscal 2009 second quarter and fifteen points for the six months ended March 31, 2009. Factors that contributed to the decline in gross margin percentage include:
o	During the fiscal 2009 second quarter, we experienced manufacturing difficulties related to equipment and a new process. The impact and resolution of these difficulties contributed approximately seven points of the gross margin reduction for the second quarter. Furthermore, pricing pressure associated with one of our products, offset by volume increases in the quarter, contributed the remaining five points of gross margin decrease.

o	During the fourth quarter of fiscal 2008, we implemented a new process for a large-volume anti-viral product and experienced start-up difficulties that negatively impacted margins for this product. During the fiscal 2009 six-month period, gross margins for this product remained significantly below historical levels. As of the end of the fiscal 2009 six-month period, the production process has been improved significantly and we are now achieving near targeted performance.

o	The combination of the fiscal 2009 first quarter and second quarter issues stated above resulted in eight points, of the fifteen point reduction in gross margin for fiscal 2009 year-to date, being caused by manufacturing difficulties, which are now largely resolved, and the remaining seven points being attributed to pricing and volume decreases.
•	A decrease in incentive compensation, classified as operating expenses, of $0.4 million for the fiscal 2009 second quarter and $0.8 million for the six months ended March 31, 2009, each as compared to the prior year periods.
Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with perchlorates comprising 92% of Specialty Chemicals revenues in each of the fiscal 2009 and fiscal 2008 six-month periods.
Quarter Ended March 31, 2009 Compared to Quarter Ended March 31, 2008
•	Revenues increased 35% to $17.3 million from $12.8 million.

•	Operating income was $8.3 million, or 48% of segment revenues, compared to $4.9 million, or 38% of segment revenues.

•	Segment EBITDA was $8.6 million, or 50% of segment revenues, compared to $5.7 million, or 45% of segment revenues.
Six Months Ended March 31, 2009 Compared to Six Months Ended March 31, 2008
•	Revenues increased 22% to $34.6 million from $28.3 million.

•	Operating income was $15.9 million, or 46% of segment revenues, compared to $10.8 million, or 38% of segment revenues.

•	Segment EBITDA was $16.6 million, or 48% of segment revenues, compared to $12.9 million, or 45% of segment revenues.
The variances in Specialty Chemicals revenues reflect the following factors:
•	An 8% increase in perchlorate volume and a 32% increase in the related average price per pound for the fiscal 2009 second quarter.

•	A 1% decrease in perchlorate volume and a 24% increase in the related average price per pound for the six months ended March 31, 2009.

•	Sodium azide revenues increased $0.4 million for the six month period ended March 31, 2009.

•	Halotron revenues decreased $0.1 million for the six month period ended March 31, 2009.
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Page 4 of Exhibit 99.1

The increase in perchlorate volume for the fiscal 2009 second quarter reflects the timing of orders related to tactical missile programs. The average price per pound increased for the fiscal 2009 second quarter because we sold more specialized blend product than in the comparable prior fiscal year quarter.
For the fiscal 2009 six month period, the greatest contribution to segment revenue was product for the Space Shuttle Reusable Solid Rocket Motor (“RSRM”) program. We currently expect annual demand for Grade I ammonium perchlorate (“AP”) in fiscal 2009 to be consistent with fiscal 2008. Increases in demand in fiscal 2009 for the Space Shuttle RSRM program, the Atlas V Solid Rocket Booster (SRB) program and the Guided Multiple Launch Rocket System (“MLRS”) program should offset declines from the completion in fiscal 2008 of the three-year Minuteman III propulsion replacement program.
Over the longer term, we expect annual demand for Grade I AP to be within the range of 6 million to 9 million pounds based on current NASA and U.S. Department of Defense production programs. However, Grade I AP demand could increase if there is an extension of the Space Shuttle program and/or an acceleration of the Ares program.
Specialty Chemicals operating income was 48% and 46% of segment revenues, for the fiscal 2009 second quarter and six month period, respectively, each compared to 38% for the prior fiscal periods, reflecting the following:
Specialty Chemicals segment gross margin percentage improved seven points for the fiscal 2009 second quarter and six points for the six months ended March 31, 2009, each compared to the prior year periods. Approximately one-half of the improvement is due to a reduction in amortization expense from $1.5 million for the fiscal 2008 six month period to zero for the fiscal 2009 six month period. In mid-fiscal 2008 second quarter, the Specialty Chemicals segment completed the amortization of the value assigned to the perchlorate customer list acquired in fiscal 1998. The remaining improvement reflects the higher average price per pound for the period.
Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. (“ISP”) and its wholly-owned subsidiaries, which include the recently acquired AMPAC ISP Holdings beginning on October 1, 2008.
Quarter Ended March 31, 2009 Compared to Quarter Ended March 31, 2008
•	Revenues increased 68% to $7.1 million from $4.2 million.

•	Operating income was $0.7 million compared to $0.4 million.

•	Segment EBITDA was $1.1 million compared to $0.4 million.
Six Months Ended March 31, 2009 Compared to Six Months Ended March 31, 2008
•	Revenues increased 62% to $12.9 million from $8.0 million.

•	Operating income was $1.2 million compared to $0.6 million.

•	Segment EBITDA was $1.8 million compared to $0.7 million.
For the six months ended March 31, 2009, Aerospace Equipment segment revenues increased $4.9 million due to organic growth and through the AMPAC ISP Holdings acquisition. AMPAC ISP Holdings contributed $2.6 million in revenues. The remainder of the revenue increase is primarily attributed to this segment’s U.S. operations which experienced success in the latter part of fiscal 2008 with new contract awards. This improvement in backlog resulted in revenue increases in the first half of fiscal 2009.
AMPAC ISP Holdings contributed approximately breakeven operating income and segment EBITDA of approximately $0.5 million.
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Page 5 of Exhibit 99.1

CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity — As of March 31, 2009, we had cash balances of $29.8 million and no cash borrowings against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit agreements.
Operating Cash Flows — Operating activities provided cash of $14.1 million for our fiscal 2009 six-month period compared to $11.2 million for the prior fiscal year period, resulting in an increase of $2.9 million from the prior fiscal year six-month period.
Significant components of the change in cash flow from operating activities include:
•	A decrease in cash provided by Adjusted EBITDA of $4.3 million.

•	An increase in cash provided by working capital accounts of $4.8 million, excluding the effects of interest and income taxes.

•	A decrease in cash taxes paid of $1.2 million.

•	An increase in cash used for environmental remediation of $0.2 million.

•	Other increases in cash provided by operating activities of $1.4 million.
The increase in cash provided by working capital accounts is primarily due to lower working balances for our Fine Chemicals segment associated with the reduction in revenue.
We consider these working capital changes to be routine and within the normal production cycle of our products. The production of certain fine chemical products requires a length of time that exceeds one quarter. Therefore, in any given quarter, accounts receivable, work-in-progress inventory or deferred revenues can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
The decrease in cash paid for income taxes is primarily due to the receipt of a $0.9 million refund of fiscal 2008 taxes in the fiscal 2009 second quarter.
Other increases in cash provided by operating activities primarily reflect the timing of contributions to our defined benefit pension plans.
Investing Cash Flows —
•	Capital expenditures decreased by $0.9 million in the fiscal 2009 six-month period as compared to prior fiscal year period.

•	Cash used for acquisition of business reflects the purchase of AMPAC ISP Holdings for $7.1 million, net of cash acquired of $0.4 million.
OUTLOOK
Based on events during our fiscal 2009 2nd quarter, we are revising our outlook for fiscal 2009. We expect consolidated revenues for fiscal 2009 to range from $188.0 million to $193.0 million.
Fine Chemicals segment revenues are anticipated to decline by approximately 25% in fiscal 2009 as compared to fiscal 2008. In addition, because our customer orders are typically based on calendar year requirements, we anticipate that these AFC business conditions will continue in to the first quarter of fiscal 2010.
•	As previously disclosed, we expect a decline of approximately 85% in volume for the anti-viral product that was our largest product in fiscal 2008. We believe the fiscal 2009 decline in volume for this product is due to our customer’s supply chain strategy and their desire to reduce their current levels of inventory.
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•	During our fiscal 2009 second quarter, a customer that utilizes our SMB technology instructed us to defer production of the product until calendar year 2010. This product is subject to a long-term manufacturing agreement that continues through 2011.

•	Product pipeline opportunities remain strong. However, the expected timing of revenues associated with firm purchase orders for new active pharmaceutical ingredients have moved into fiscal 2010.
Specialty Chemicals segment revenues for fiscal 2009 are expected to range from consistent with fiscal 2008 to an increase of 5% from fiscal 2008. The range of expected revenues, is partially subject to the ultimate timing of a firm order for AP that is currently scheduled to complete shipments in the last week of September 2009. Actual shipment of this order could vary by several weeks, which could cause revenues to move into fiscal 2010.
Aerospace Equipment segment revenues are expected to increase substantially in fiscal 2009 as compared to fiscal 2008, reflecting at least 40% organic revenue growth and revenue contributions from our fiscal 2009 acquisition of AMPAC ISP Holdings.
We expect Adjusted EBITDA for fiscal 2009 to range from $29 million to $32 million, reflecting the reduction in anticipated revenues for fiscal 2009 and the related downward effect on margin resulting from less absorption of fixed manufacturing overhead, as well as the effects of manufacturing difficulties experienced at AFC during the fiscal 2009 2nd quarter. We anticipate AFC Adjusted EBITDA margins will improve in the second half of fiscal 2009 but remain significantly below fiscal 2008 levels for the full fiscal 2009 year.
The low end of the range of our fiscal 2009 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $16.0 million, interest expense of $10.8 million, share-based compensation expense of $0.7 million and income taxes of $0.5 million to estimated net income of $1.0 million. We are anticipating our capital expenditures for fiscal 2009 to be approximately $10.0 million.
From a quarterly perspective, we anticipate our fiscal 2009 3rd quarter to be the lowest in terms of revenues of our fiscal 2009 quarterly periods and we anticipate reporting a net loss for the fiscal third quarter.
We are taking actions at AFC to pursue revenue opportunities to utilize available capacity in the second half of fiscal 2009. In addition, we are scrutinizing our cost structure and have reduced our workforce at AFC by approximately 15%.
We do not currently anticipate that the factors noted above will have material effects on our ability to meet our future liquidity requirements. We continue to believe that our cash flows from operations, existing cash balances and existing or future debt arrangements will be adequate for the foreseeable future to satisfy the needs of our operations on both a short-term and long-term basis.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our fiscal 2009 second quarter financial results. The investor teleconference will be held Monday May 18, 2009 at 1:30 p.m., Pacific Daylight Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2852 between 1:15 and 1:30 p.m., Pacific Daylight Time. Please reference conference ID# 10475012. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast and the earnings release is available at our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.
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RISK FACTORS/FORWARD-LOOKING STATEMENTS
Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding one of the significant factors that will affect our consolidated gross margins in the future, statements regarding expected consolidated revenues for fiscal 2009 and the fiscal 2009 third quarter and the anticipated impact on net income, statements regarding segment revenues for our Fine Chemicals, Specialty Chemicals and Aerospace Equipment segments for fiscal 2009 and factors that may potentially affect them, including changes in volumes, business conditions and timing of orders and shipments, statements regarding expected Adjusted EBITDA and related margins, statements regarding anticipated capital expenditures, the potential effects of current and future conditions on our ability to meet liquidity requirements and the anticipated adequacy of our cash flows, cash balances and debt arrangements, statements regarding our beliefs about future demand for perchlorates, in particular Grade I AP, statements regarding our working capital changes and future variations, and most statements in the “Outlook” section of this earnings release.  Words such as “anticipate”, “believe”, “expect”, “could”, “should”, “may”, “can” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its expectations will be achieved.  Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in the Company’s business. Factors that might cause actual results to differ include, but are not limited to, the following:
•	We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse affect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.

•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•	A significant portion of our business depends on contracts with the government or its prime contractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental liabilities.

•	Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•	For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liability.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•	Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.
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•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees could disrupt our operations.

•	We may continue to expand our operations in part through acquisitions, which could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•	If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

•	Significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our estimates of pension obligations, which in turn could affect future earnings, equity and pension funding requirements.

•	Our shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.
Readers of this earnings release are referred to our Annual Report on Form 10-K for the year ended September 30, 2008, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2008 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results and cash flows for the quarter and six-month period ended March 31, 2009 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.
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Page 9 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months		Six Months
	March 31,		March 31
	2009	2008	2009	2008

Revenues	$56,435	$48,347	$102,064	$95,237
Cost of Revenues	39,138	31,737	70,033	61,198

Gross Profit	17,297	16,610	32,031	34,039
Operating Expenses	11,071	11,242	22,380	21,447

Operating Income	6,226	5,368	9,651	12,592
Interest and Other Income (Expense), Net	(19)	268	42	646
Interest Expense	2,684	2,687	5,378	5,391

Income before Income Tax	3,523	2,949	4,315	7,847
Income Tax Expense	1,790	1,316	2,125	3,351

Net Income	$1,733	$1,633	$2,190	$4,496

Earnings per Share:
Basic	$0.23	$0.22	$0.29	$0.60
Diluted	$0.23	$0.22	$0.29	$0.59

Weighted Average Shares Outstanding:
Basic	7,483,000	7,440,000	7,481,000	7,437,000
Diluted	7,522,000	7,592,000	7,545,000	7,588,000
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AMERICAN PACIFIC CORPORATION
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	March 31,	September 30,
	2009	2008

ASSETS
Current Assets:
Cash and Cash Equivalents	$29,835	$26,893
Accounts Receivable, Net	30,808	27,445
Inventories	34,382	40,357
Prepaid Expenses and Other Assets	2,412	3,392
Income Taxes Receivable	1,047	1,804
Deferred Income Taxes	6,859	6,859

Total Current Assets	105,343	106,750
Property, Plant and Equipment, Net	117,065	118,608
Intangible Assets, Net	4,374	3,013
Goodwill	2,903	—
Deferred Income Taxes	13,852	13,849
Other Assets	10,276	9,193

TOTAL ASSETS	$253,813	$251,413

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$8,247	$10,554
Accrued Liabilities	6,024	5,526
Accrued Interest	1,650	1,650
Employee Related Liabilities	4,910	6,917
Income Taxes Payable	1,846	111
Deferred Revenues and Customer Deposits	5,341	3,091
Current Portion of Environmental Remediation Reserves	923	996
Current Portion of Long-Term Debt	291	254

Total Current Liabilities	29,232	29,099
Long-Term Debt	110,116	110,120
Environmental Remediation Reserves	12,638	13,282
Pension Obligations	16,700	15,692
Other Long-Term Liabilities	525	258

Total Liabilities	169,211	168,451

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 9,550,541 and 9,523,541 issued	955	952
Capital in Excess of Par Value	88,840	88,496
Retained Earnings	18,146	15,956
Treasury Stock — 2,045,950 and 2,045,950 shares	(17,175)	(17,175)
Accumulated Other Comprehensive Loss	(6,164)	(5,267)

Total Shareholders’ Equity	84,602	82,962

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$253,813	$251,413

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AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Six Months Ended
	March 31
	2009	2008

Cash Flows from Operating Activities:
Net Income	$2,190	$4,496
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and amortization	7,870	8,837
Non-cash interest expense	315	320
Share-based compensation	305	53
Excess tax benefit from stock option exercises	(3)	(82)
Deferred income taxes	(68)	(24)
Loss on sale of assets	53	—
Changes in operating assets and liabilities:
Accounts receivable, net	(1,220)	(192)
Inventories	5,058	(2,466)
Prepaid expenses and other current assets	1,019	(2,176)
Accounts payable	(3,032)	(98)
Income taxes	2,502	2,380
Accrued liabilities	287	(2,557)
Accrued interest	—	(36)
Employee related liabilities	(2,125)	(1,876)
Deferred revenues and customer deposits	625	5,289
Environmental remediation reserves	(717)	(548)
Pension obligations, net	1,008	461
Other	85	(562)

Net Cash Provided by Operating Activities	14,152	11,219

Cash Flows from Investing Activities:
Capital expenditures	(4,412)	(5,297)
Acquisition of business, net of cash acquired	(6,661)	—

Net Cash Used by Investing Activities	(11,073)	(5,297)

Cash Flows from Financing Activities:
Payments of long-term debt	(172)	(144)
Issuances of common stock, net	32	117
Excess tax benefit from stock option exercises	3	82

Net Cash Provided (Used) by Financing Activities	(137)	55

Net Change in Cash and Cash Equivalents	2,942	5,977
Cash and Cash Equivalents, Beginning of Period	26,893	21,426

Cash and Cash Equivalents, End of Period	$29,835	$27,403

– more –
Page 12 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended		Six Months Ended
	March 31,		March 31
	2009	2008	2009	2008

Operating Segment Data:
Revenues:
Fine Chemicals	$31,738	$30,504	$52,122	$57,266
Specialty Chemicals	17,283	12,787	34,641	28,336
Aerospace Equipment	7,135	4,235	12,892	7,970
Other Businesses	279	821	2,409	1,665

Total Revenues	$56,435	$48,347	$102,064	$95,237

Segment Operating Income (Loss):
Fine Chemicals	$1,406	$4,144	$382	$8,805
Specialty Chemicals	8,325	4,891	15,931	10,770
Aerospace Equipment	743	405	1,153	578
Other Businesses	(167)	17	378	(1)

Total Segment Operating Income	10,307	9,457	17,844	20,152
Corporate Expenses	(4,081)	(4,089)	(8,193)	(7,560)

Operating Income	$6,226	$5,368	$9,651	$12,592

Depreciation and Amortization:
Fine Chemicals	$3,136	3,018	$6,344	6,390
Specialty Chemicals	323	832	627	2,090
Aerospace Equipment	323	39	654	96
Other Businesses	3	3	6	6
Corporate	116	130	239	255

Total Depreciation and Amortization	$3,901	$4,022	$7,870	$8,837

Segment EBITDA (a):
Fine Chemicals	$4,542	$7,162	$6,726	$15,195
Specialty Chemicals	8,648	5,723	16,558	12,860
Aerospace Equipment	1,066	444	1,807	674
Other Businesses	(164)	20	384	5

Total Segment EBITDA	14,092	13,349	25,475	28,734
Less: Corporate Expenses, Excluding Depreciation	(3,965)	(3,959)	(7,954)	(7,305)
Plus: Share-based Compensation	173	24	305	53
Plus: Interest and Other Income (Expense), Net	(19)	268	42	646

Adjusted EBITDA (b)	$10,281	$9,682	$17,868	$22,128

Reconciliation of Net Income to Adjusted EBITDA (b):

Net Income	$1,733	$1,633	$2,190	$4,496
Add Back:
Income Tax Expense	1,790	1,316	2,125	3,351
Interest Expense	2,684	2,687	5,378	5,391
Depreciation and Amortization	3,901	4,022	7,870	8,837
Share-based Compensation	173	24	305	53

Adjusted EBITDA	$10,281	$9,682	$17,868	$22,128

(a)	Segment EBITDA is defined as segment operating income plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income before income tax expense, interest expense, depreciation and amortization, share-based compensation and environmental remediation charges (if any).
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our revolving credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
# # #
Page 13 of Exhibit 99.1